Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: March 2005

1)	Beginning of the Month Principal Receivables:	$35,408,344,439.19
2)	Beginning of the Month Finance Charge Receivables:	$687,819,196.93
3)	Beginning of the Month AMF Receivables :	$72,142,794.11
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$36,168,306,430.23

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$1,208,766,797.36
11)	Additional Finance Charge Receivables:	$11,919,228.94
12)	Additional AMF Receivables	$2,242,666.95
13)	Additional Total Receivables:	$1,222,928,693.25

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$35,543,395,763.79
16)	End of the Month Finance Charge Receivables:	$645,578,982.67
17)	End of the Month AMF Receivables	$69,239,691.25
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$36,258,214,437.71

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$31,218,236,336.46

22)	End of the Month Seller Percentage	12.17%

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Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: March 2005

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	335,830	$425,024,461.77
	3)	60 - 89 days delinquent	216,840	$287,948,170.44
	4)	90+ days delinquent	509,054	$689,525,858.99

	5)	Total 30+ days delinquent	1,061,724	$1,402,498,491.20

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.87%

7)	Defaulted Accounts during the Month		194,782	$196,377,253.19

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			6.44%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

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Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: March 2005

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$6,596,401,313.88	17.64%

2)	Collections of Principal Receivables and Principal Payment Rate		$5,980,013,018.76	16.33%

	3)	Prior Month Billed Finance Charges and Fees	$444,467,990.16
	4)	Amortized AMF Income	$42,165,821.89
	5)	Interchange Collected	$76,683,136.02
	6)	Recoveries of Charged Off Accounts	$70,245,549.21
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$633,562,497.28	20.76%

Capital One Master Trust (AMF COLLECTIONS)
MONTHLY PERIOD: March 2005

1)	Beginning Unamortized AMF Balance			$225,454,491.94
	2)	+ AMF Slug	$8,597,054.42
	3)	+ AMF Collections	$24,991,619.73
	4)	- Amortized AMF Income	$42,165,821.89
5)	Ending Unamortized AMF Balance			$216,877,344.20

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables

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